Exhibit 4.8

BUSINESS FINANCING AGREEMENT

Borrower:	FLUIDIGM CORPORATION 7000 Shoreline Court, Suite100 South San Francisco, CA 94080	Lender:	BRIDGE BANK, National Association 55 Almaden Boulevard, Suite 100 San Jose, CA 95113

This BUSINESS FINANCING AGREEMENT, dated as of December 16, 2010, is made and entered into between BRIDGE BANK, NATIONAL ASSOCIATION (“Lender”) and FLUIDIGM CORPORATION, a Delaware corporation (“Borrower”) on the following terms and conditions:

1.	REVOLVING CREDIT LINE.

1.1	Advances. Subject to the terms and conditions of this Agreement, from the date on which this Agreement becomes effective until the Maturity Date, Lender will make Advances to Borrower not exceeding the Credit Limit or the Borrowing Base, whichever is less; provided that in no event shall Lender be obligated to make any Advance that results in an Overadvance or while any Overadvance is outstanding. Amounts borrowed under this Section may be repaid and reborrowed during the term of this Agreement. It shall be a condition to each Advance that (a) a Advance Request acceptable to Lender has been received by Lender, (b) all of the representations and warranties set forth in Section 3 are true and correct on the date of such Advance as though made at and as of each such date, and (c) no Default has occurred and is continuing, or would result from such Advance.

1.2	Advance Requests. Borrower may request that Lender make an Advance by delivering to Lender a Advance Request therefor and Lender shall be entitled to rely on all the information provided by Borrower to Lender on or with the Advance Request. The Lender may honor Advance Requests, instructions or repayments given by the Borrower (if an individual) or by any Authorized Person.

1.3	Due Diligence. Lender may audit Borrower’s Receivables and any and all records pertaining to the Collateral, at Lender’s sole discretion and at Borrowers expense. Lender shall require such an audit prior to the initial Advances and not more frequently than annually thereafter, and more frequently at any time Advances an Event of Default exists. Lender may at any time and from time to time contact Account Debtors and other persons obligated or knowledgeable in respect of Receivables to confirm the Receivable Amount of such Receivables, to determine whether Receivables constitute Eligible Receivables, and for any other purpose in connection with this Agreement. If any of the Collateral or Borrower’s books or records pertaining to the Collateral are in the possession of a third party, Borrower authorizes that third party to permit Lender or its agents to have access to perform inspections or audits thereof and to respond to Lender’s requests for information concerning such Collateral and records.

1.4	Collections. Lender shall have the exclusive right to receive all Collections on all Receivables. Borrower shall (i) immediately notify, transfer and deliver to Lender all Collections Borrower receives, (ii) deliver to Lender a detailed cash receipts journal on Friday of every second week until the lockbox is operational, and (iii) immediately enter into a collection services agreement acceptable to Lender (the “Lockbox Agreement”). Borrower shall use the lockbox address as the remit to and payment address for all of Borrower’s Collections and it will be considered an immediate Event of Default if this does not occur or the lockbox is not operational within 45 days of the date of this Agreement. Lender shall credit payments received by Lender from Borrower to Borrower’s Account Balance upon receipt by Lender; provided that upon the occurrence and during the continuance of any Event of Default, Lender may apply all Collections to the Obligations in such order and manner as Lender may determine. Lender has no duty to do any act other than to apply such amounts as required above. If an item of Collections is not honored or Lender does not receive good funds for any reason, the amount shall be included in the Account Balance as if the Collections had not been received and Finance Charges shall continue to accrue thereon. All Collections received to the lockbox or otherwise received by Lender will be deposited to Borrower’s non-interest bearing operating account maintained with Lender and will not be credited against the Account Balance until so paid by Borrower (or so applied by Lender pursuant hereto). Lender shall have, with respect to any goods related to the Receivables, all the rights and remedies of an unpaid seller under the California Uniform Commercial Code and other applicable law, including the rights of replevin, claim and delivery, reclamation and stoppage in transit. Borrower shall maintain segregated accounts as to all cash and cash equivalents of Borrower existing on the date hereof and after- arising cash and cash equivalents. Borrower shall employ all pre-existing cash and cash equivalents in the conduct and operation of its business prior to using any of its after-arising cash and cash-equivalents, and all after-arising cash and cash equivalents shall be maintained in accounts at Lender.

1.5	Receivables Activity Report. Within 30 days after the end of each Monthly Period, Lender shall send to Borrower a report covering the transactions for that Monthly Period, including the amount of all Advances, Collections, Adjustments, Finance Charges, and other fees and charges. The accounting shall be deemed correct and conclusive unless Borrower makes written objection to Lender within 30 days after the Lender sends the accounting to Borrower.

1.6	Adjustments. In the event any Adjustment or dispute is asserted by any Account Debtor, Borrower shall promptly advise Lender and shall, subject to the Lender’s approval, resolve such disputes and advise Lender of any Adjustments; provided that in no case will the aggregate Adjustments made with respect to any Receivable exceed 2% of its original Receivable Amount unless Borrower has obtained the prior written consent of Lender.

1.7	Recourse; Maturity. Advances and the other Obligations shall be with full recourse against Borrower. On the Maturity Date, the Borrower will pay all then outstanding Advances and other Obligations to the Lender or such earlier date as shall be herein provided.

1.8	Letter of Credit Line. Subject to the terms and conditions of this Agreement, Lender hereby agrees to issue or cause an Affiliate to issue letters of credit for the account of Borrower (each, a “Letter of Credit” and collectively, “Letters of Credit”) from time to time; provided that (a) the Letter of Credit Obligations shall not at any time exceed the Letter of Credit Sublimit and (b) the Letter of Credit Obligations will be treated as Advances for purposes of determining availability under the Credit Limit and shall decrease, on a dollar-for-dollar basis, the amount available for other Advances. The form and substance of each Letter of Credit shall be subject to approval by Lender, in its sole discretion. No Letter of Credit shall have an expiration date subsequent to the Maturity Date. Each Letter of Credit shall be subject to the additional terms of the Letter of Credit agreements, applications and any related documents required by Lender in connection with the issuance thereof (each, a “Letter of Credit Agreement”). Each draft paid under any Letter of Credit shall be repaid by Borrower in accordance with the provisions of the applicable Letter of Credit Agreement. No Letter of Credit shall be made that results in an Overadvance or while any Overadvance is outstanding. Upon the Maturity Date, the amount of Letter of Credit Obligations shall be secured by unencumbered cash on terms acceptable to Lender if the term of this Agreement is not extended by Lender.

1.9	Cash Management Services. Borrower may use availability hereunder up to the Cash Management Sublimit for Lender’s cash management services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in various cash management services agreements related to such services (the “Cash Management Services”). The entire Cash Management Sublimit will be treated as an Advance for purposes of determining availability under the Credit Limit and shall decrease, on a dollar-for-dollar basis, the amount available for other Advances. The Cash Management Services shall be subject to additional terms set forth in applicable cash management services agreements.

1.10	Foreign Exchange Facility. Borrower may enter in foreign exchange forward contracts with Lender under which Borrower commits to purchase from or sell to Lender a set amount of foreign currency more than one business day after the contract date (the “FX Forward Contract”). The total FX Forward Contracts at any one time may not exceed 10 times the amount of the FX Sublimit. Ten percent (10%) of the amount of each outstanding FX Forward Contract shall be treated as an Advance for purposes of determining availability under the Credit Limit and shall decrease, on a dollar-for-dollar basis, the amount available for other Advances. Lender may terminate the FX Forward Contracts if an Event of Default occurs. Each FX Forward Contract shall be subject to additional terms set forth in the applicable FX Forward Contract or other agreements executed in connection with the foreign exchange facility.

1.11	Overadvances. Upon any occurrence of an Overadvance, Borrower shall immediately pay down the Advances so that, after giving effect to such payments, no Overadvance exists.

2.	FEES AND FINANCE CHARGES.

2.1	Finance Charges. Lender may, but is not required to, deduct the amount of accrued Finance Charge from Collections received by Lender. Within 10 days of each Month End, Borrower shall pay to Lender any accrued and unpaid Finance Charge as of such Month End. Lender may, at its option, charge such Finance Charge, and any other amounts payable hereunder, against any of Borrower’s deposit accounts or against the Account Balance, in which case those amounts shall thereafter accrue Finance Charges at the rate then applicable hereunder. Any Finance Charge not paid when due shall be compounded by becoming a part of the Obligations, and such Finance Charge shall thereafter accrue Finance Charges at the rate then applicable hereunder. All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that Lender will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.

2.2	Fees.

(a)	Termination Fee. In the event this Agreement is terminated prior to the first anniversary of the date of this Agreement, Borrower shall pay the Termination Fee to Lender; provided that if such termination is in connection with a refinancing or transfer by Lender to another division of Lender then no Termination Fee shall be payable.

(b)	Facility Fee. Borrower shall pay the Facility Fee to Lender promptly upon the execution of this Agreement and annually thereafter.

(c)	Letter of Credit Fees. Borrower shall pay to Lender fees upon the issuance of each Letter of Credit, upon the payment or negotiation of each draft under any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Lender’s standard fees and charges then in effect for such activity.

(d)	Cash Management and FX Forward Contract Fees. Borrower shall pay to Lender fees in connection with the Cash Management Services and the FX Forward Contracts as determined in accordance with Lender’s standard fees and charges then in effect for such activity.

(e)	Due Diligence Fee. Borrower shall pay a fee of $700 to Lender promptly upon the execution of this Agreement and $500 annually thereafter.

3.	REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants:

3.1	No representation, warranty or other statement of Borrower in any certificate or written statement given to Lender contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading (it being recognized by Lender that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

3.2	Borrower is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified, except to the extent that the failure to be so qualified could not reasonably be expected to result in a material adverse effect upon Borrower’s business.

3.3	The execution, delivery and performance of this Agreement has been duly authorized, and does not conflict with Borrower’s organizational documents, nor constitute an Event of Default under any material agreement by which Borrower is bound. Borrower is not in default in any material respect under any material agreement to which or by which it is bound.

3.4	Borrower has good title to the Collateral and all inventory is in all material respects of good and marketable quality, free from material defects/

3.5	Borrower’s name, form of organization, chief executive office, and the place where the records concerning all Receivables and Collateral are kept is set forth at the beginning of this Agreement (or as otherwise updated by Borrower in a written notice delivered to Lender), Borrower is located at its address for notices set forth in this Agreement (or such other location as updated by Borrower in a written notice delivered to Lender).

4.	MISCELLANEOUS PROVISIONS. Borrower will:

4.1	Maintain its corporate existence and good standing in its jurisdictions of incorporation and maintain its qualification in each jurisdiction necessary to Borrower’s business or operations.

4.2	Not merge or consolidate with or into any other business organization, form any subsidiary or acquire all or substantially all of the capital stock or property of a third party, unless (i) any such subsidiary or acquired entity becomes a “borrower” under this Agreement or guaranties the Obligations pursuant to a guaranty satisfactory in form and substance to Lender and (ii) Lender has previously consented to the applicable transaction in writing, which consent shall not be unreasonably withheld.

4.3	Not transfer all or substantially all of its assets to another person or entity and not transfer any of its assets to another person or entity unless done in the ordinary course of business in exchange for fair value unless Lender has previously consented to the applicable transaction in writing, which consent shall not be unreasonably withheld. The parties hereto agree that each of the following shall be deemed to be in the “ordinary course of business” for purposes of this Agreement: (a) licensing arrangements involving universities, governmental agencies, research institutions and corporate partners (b) strategic partnerships, strategic collaborations, sponsored research collaborations and development transactions, (b) transactions involving the sale or exclusive licensing of Intellectual Property, that is outside the scope of Borrower’s business in the biotechnology field, that is not being commercialized or monetized by the Borrower.

4.4	Give Lender at least 10 days prior written notice of changes to its name, organization, chief executive office or location of records.

4.5	Pay all its material taxes including gross payroll, withholding and sales taxes when due and will deliver satisfactory evidence of payment to Lender if requested.

4.6	Maintain:

(a)	insurance satisfactory to Lender as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower’s properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers’ compensation, and any other insurance which is usual for the Borrower’s business. Each such policy shall provide for at least thirty (30) days prior notice to Lender of any cancellation thereof.

(b)	all risk property damage insurance policies (including without limitation windstorm coverage, and hurricane coverage as applicable) covering the tangible property comprising the collateral. Each insurance policy must be for the full replacement cost of the collateral and include a replacement cost endorsement. The insurance must be issued by an insurance company acceptable to Lender and must include a lender’s loss payable endorsement in favor of Lender in a form acceptable to Lender.

Upon the request of Lender, Borrower shall deliver to Lender a copy of each insurance policy, or, if permitted by Lender, a certificate of insurance listing all insurance in force.

4.7	Immediately transfer and deliver to Lender all Collections Borrower receives.

4.8	Not create, incur, assume, or be liable for any indebtedness for borrowed money, other than Permitted Indebtedness, or liens other than Permitted Liens, and not covenant to any third party (other than Lighthouse Capital Partners V, L.P. as to its Intellectual Property) to not create a lien on any of its assets, except (i) covenants that would not otherwise be enforceable to restrict Borrower from granting a lien on its assets under applicable law, including without limitation, Sections 9406, 9407 and 9408 of the California Uniform Commercial Code, (ii) covenants with respect to assets that are otherwise subject to a Permitted Lien provided that such restrictions are limited to the assets subject to such Permitted Lien and (iii) covenants with such restrictions in agreements, provided that such covenants do not prohibit or restrict Borrower from assigning, mortgaging, pledging, granting a security interest in or upon or encumbering Borrower’s assets in favor of Lender, and provided further that the counter parties to such covenants are not permitted to receive a security interest in Borrower’s assets1.

4.9	[Intentionally omitted].

4.10	Provide the following financial information and statements in form and content acceptable to Lender, and such additional information as reasonably requested by Lender from time to time. Lender has the right to reasonably request additional financial information from Borrower, and to use such additional information to calculate any applicable financial covenants in this Agreement.

(a)	Within 180 days of the fiscal year end (by June 10, 2011 as to 2009 financial statements), the annual financial statements of Borrower, certified and dated by an authorized officer. These financial statements must be audited (with an opinion satisfactory to the Lender) by a Certified Public Accountant acceptable to Lender. The statements shall be prepared on a consolidated basis.

(b)	No later than 30 days after the end of each month (including the last period in each fiscal year), monthly financial statements of Borrower, certified and dated by an authorized officer. The monthly statements shall be prepared on a consolidated basis and the quarterly statements on a consolidated and consolidating basis.

(c)	Promptly, upon receipt of any management letters received by Borrower from Borrower’s auditor.

(d)	Copies of the Form 10-K Annual Report, Form 10-Q Quarterly Report and Form 8-K Current Report for Borrower concurrent with the date of filing with the Securities and Exchange Commission.

(e)	Financial projections approved by Borrower’s board of directors covering a time period reasonably acceptable to Lender and specifying the assumptions used in creating the projections. Draft annual projections and budget shall in any case be provided to Lender no less than 30 days prior to the beginning of each fiscal year and final projections and budget no less than 30 days after the beginning of each fiscal year.

(f)	Within 30 days of the end of each month, a compliance certificate of Borrower, signed by an authorized officer and setting forth (i) the information and computations (in sufficient detail) to establish compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any Event of Default under this Agreement and, if any such Event of Default exists, specifying the nature thereof and the action Borrower is taking and proposes to take with respect thereto.

(g)	Prior to or concurrent with the initial Advances, and so long as any Advances are outstanding, within 5 days after the end of each Semi-Monthly Period, a borrowing base certificate, in form and substance satisfactory to Lender, setting forth Eligible Receivables and Receivable Amounts as of the last day of the preceding calendar month.

(h)	Prior to any Advances, and so long as any Advances are outstanding, within 5 days after the end of each Semi-Monthly Period, a detailed aging of Borrower’s receivables by invoice or a summary aging by account debtor, together with payable aging, inventory analysis, deferred revenue report, and such other matters as Lender may reasonably request.

(i)	Promptly upon Lender’s request, such other books, records, statements, lists of property and accounts, budgets, forecasts or reports as to Borrower and as to each guarantor of Borrower’s obligations to Lender as Lender may reasonably request.

4.11	Maintain its primary depository and operating accounts and a significant portion of its investment account balances with Lender and, in the case of any deposit or investment accounts not maintained with Lender, grant to Lender a first priority perfected security interest in and “control” (within the meaning of Section 9104 of the California Uniform Commercial Code) of such deposit or investment account pursuant to documentation acceptable to Lender; provided that the foregoing provisions of this Section 4.11 shall not apply to the bank account maintained at Silicon Valley Bank with a balance of approximately $60,000 which cash collateralized a letter of credit issued in favor of Borrower’s landlord.

4.12	Provide to Lender promptly upon the execution hereof, the following documents which shall be in form satisfactory to Lender a subordination/intercreditor agreement by Lighthouse Capital Partners V, L.P. and any other party holding Indebtedness, or liens on assets of, Borrower, in favor of Lender.

4.13	[Intentionally omitted.]

4.14	Maintain Borrower’s financial condition as follows, determined monthly, as of the last day of each month, using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein:

(a)	Asset Coverage Ratio not at any time less than 1.75 to 1.0, decreasing to 1.55 to 1.0 upon the Term Sheet Milestone, and reverting to 1.75 to 1.0 on January 31, 2011.

(b)	Effective Tangible Net Worth not at any time less than $10,000,000 with compliance determined commencing with Borrower’s financial statements for the period ending January 31, 2011.

5.	SECURITY INTEREST. To secure the prompt payment and performance to Lender of all of the Obligations, Borrower hereby grants to Lender a continuing security interest in the Collateral. Borrower is not authorized to sell, assign, transfer or otherwise convey any Collateral without Lender’s prior written consent, except for (i) the sale of finished inventory in the Borrower’s usual course of business, (ii) transactions permitted pursuant to Section 4.3 of this Agreement, (iii) Permitted Liens. Borrower agrees to sign any instruments and documents requested by Lender to evidence, perfect, or protect the interests of Lender in the Collateral. Borrower agrees to deliver to Lender the originals of all instruments, chattel paper and documents evidencing or related to Receivables and Collateral. Borrower shall not grant or permit any lien or security in the Collateral or any interest therein other than Permitted Liens.

Notwithstanding anything in this Agreement, the Collateral shall not under any circumstance include, and no security interest is granted in, (i) more than 65% of the issued and outstanding voting securities of any subsidiary of Borrower that is not incorporated or organized in the United States, (ii) Borrower’s Intellectual Property, or (iii) any property subject to a security interest to secure Indebtedness permitted by clause (c) of the definition of Permitted Indebtedness to the extent that the grant of a security interest or lien therein is prohibited under the terms of the agreement governing such Indebtedness (provided, that, the foregoing exclusion of this clause (iii) shall in no way be construed (A) to apply to the extent that any described prohibition is unenforceable or ineffective under applicable law, or (B) to apply to the extent that any consent or waiver has been obtained that would permit Lender’s security interest or lien to attach thereto notwithstanding the prohibition or restriction contained in such agreement). The term “Intellectual Property” means the intellectual property assets of Borrower excluded from the collateral securing the Lighthouse Loan (as defined below).

6.

POWER OF ATTORNEY. Until all Obligations (other than inchoate indemnity obligations) are paid in full and Lender has no further commitment to make Advances hereunder, Borrower irrevocably appoints Lender and its successors and as true and lawful attorney in fact, and authorizes Lender (a) to, whether or not there has been an Event of Default, (i) demand, collect, receive, sue, and give releases to any Account Debtor for the monies due or which may become due upon or with respect to the Receivables and to compromise, prosecute, or defend any action, claim, case or proceeding relating to the Receivables, including the filing of a claim or the voting of such claims in any bankruptcy case, all in Lender’s name or Borrower’s name, as Lender may choose; (ii) prepare, file and sign Borrower’s name on any notice, claim, assignment, demand, draft, or notice of or satisfaction of lien or mechanics’ lien or similar document; (iii) notify all Account Debtors with respect to the Receivables to pay Lender directly; (iv) receive and open all mail addressed to Borrower for the purpose of collecting the Receivables; (v) endorse Borrower’s name on any checks or other forms of payment on the Receivables; (vi) execute on behalf of Borrower any and all instruments, documents, financing statements and the like to perfect Lender’s interests in the Receivables and Collateral; (vii) debit any Borrower’s deposit accounts maintained with Lender for any and all Obligations due under this Agreement; and (viii) do all acts and things necessary or expedient, in furtherance of any such purposes described in clauses (i) through (viii), and (b) to, upon the occurrence and during the continuance of an Event of Default, sell, assign, transfer, pledge, compromise, or discharge the whole or any part of the Receivables. Upon the occurrence and continuation of an Event of Default, all of the power of attorney rights granted by Borrower to Lender hereunder shall be applicable with respect to all Receivables and all Collateral.

7.	DEFAULT AND REMEDIES.

7.1	Events of Default. The occurrence of any one or more of the following shall constitute an Event of Default hereunder.

(a)	Failure to Pay. Borrower fails to make a payment when due under this Agreement.

(b)	Lien Priority. Lender fails to have an enforceable first lien (except for (i) Permitted Liens which arise or relate to indebtedness under clauses (b) (if disclosed on the applicable schedule hereto on the date hereof as senior in lien priority) and (c) of the definition of Permitted Indebtedness or under clauses (c) or (e) of the definition of Permitted Liens), (ii) any prior liens to which Lender has consented in writing) on or security interest in the Collateral, and (iii) Permitted Liens that by operation of law would have priority over Lender’s lien.

(c)	False Information. Borrower (or any guarantor) has given Lender any materially false or misleading information or representations or has failed to disclose any material fact relating to the subject matter of this Agreement.

(d)	Reserved.

(e)	Bankruptcy. Borrower (or any guarantor) files a bankruptcy petition, a bankruptcy petition is filed against Borrower (or any guarantor) and such petition is not dismissed or stayed within 60 days of such filing, or Borrower (or any guarantor) makes a general assignment for the benefit of creditors.

(f)	Receivers. A receiver or similar official is appointed for a substantial portion of Borrower’s (or any guarantor’s) business, or the business is terminated.

(g)	Judgments. Any judgments or arbitration awards are entered against Borrower (or any guarantor), or Borrower (or any guarantor) enters into any settlement agreements with respect to any litigation or arbitration and the aggregate amount of all such judgments, awards, and agreements exceeds $100,000.

(h)	Material Adverse Change. A material adverse change occurs, or is reasonably likely to occur, in Borrower’s (or any guarantor’s) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

(i)	Cross-default. Any default occurs under any agreement in connection with any credit for borrowed money in excess of $100,000 of Borrower (or any guarantor) or which Borrower (or any guarantor) has guaranteed (other than trade amounts payable incurred in the ordinary course of business and not more than 90 days past due).

(j)	Default under Related Documents. Any default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect.

(k)	Other Agreements. Borrower (or any guarantor) fails to meet the conditions of, or fails to perform any obligation under any other agreement Borrower (or any guarantor) has with Lender or any Affiliate of Lender.

(l)	Change of Control. Any transaction or series of related transactions occurs in which the stockholders of Borrower who were not stockholders immediately prior to the first such transaction own more than fifty percent (50%) of the voting stock of Borrower immediately after giving effect to such transaction or related series of such related transactions (other than by the sale of Borrower’s equity securities in a public offering or to venture capital investors).

(m)	Other Breach Under Agreement. Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to above.

7.2	Remedies. Upon the occurrence and during the continuance of an Event of Default, (1) without implying any obligation to do so, Lender may cease making Advances or extending any other financial accommodations to Borrower; (2) all or a portion of the Obligations shall be, at the option of and upon demand by Lender, or with respect to an Event of Default described in Section 7.1(e), automatically and without notice or demand, due and payable in full; and (3) Lender shall have and may exercise all the rights and remedies under this Agreement and under applicable law, including the rights and remedies of a secured party under the California Uniform Commercial Code, all the power of attorney rights described in Section 6 with respect to all Collateral, and the right to collect, dispose of, sell, lease, use, and realize upon all Receivables and all Collateral in any commercial reasonable manner.

8.	ACCRUAL OF INTEREST. All interest and finance charges hereunder calculated at an annual rate shall be based on a year of 360 days, which results in a higher effective rate of interest than if a year of 365 or 366 days were used. If any amount due under Section 2.2, amounts due under Section 9, and any other Obligations not otherwise bearing interest hereunder is not paid when due, such amount shall bear interest at a per annum rate equal to the Finance Charge Percentage until the earlier of (i) payment in good funds or (ii) entry of a trial judgment thereof, at which time the principal amount of any money judgment remaining unsatisfied shall accrue interest at the highest rate allowed by applicable law.

9.	FEES, COSTS AND EXPENSES; INDEMNIFICATION. The Borrower will promptly pay to Lender, after receipt of reasonably detailed information with respect thereto, all fees, costs and expenses (including fees of attorneys and professionals and their costs and expenses) that Lender incurs or may from time to time impose in connection with any of the following: (a) preparing, negotiating, administering, and enforcing this Agreement or any other agreement executed in connection herewith, including any amendments, waivers or consents in connection with any of the foregoing, (b) any litigation or dispute (whether instituted by Lender, Borrower or any other person) in any way relating to the Receivables, the Collateral, this Agreement or any other agreement executed in connection herewith or therewith, (c) enforcing any rights against Borrower or any guarantor, or any Account Debtor, (d) protecting or enforcing its interest in the Receivables or the Collateral, (e) collecting the Receivables and the Obligations, or (f) the representation of Lender in connection with any bankruptcy case or insolvency proceeding involving Borrower, any Receivable, the Collateral, any Account Debtor, or any guarantor. Borrower shall indemnify and hold Lender harmless from and against any and all claims, actions, damages, costs, expenses, and liabilities of any nature whatsoever arising in connection with any of the foregoing.

10.	INTEGRATION, SEVERABILITY WAIVER, CHOICE OF LAW, FORUM AND VENUE. This Agreement and any related security or other agreements required by this Agreement, collectively: (a) represent the sum of the understandings and agreements between Lender and Borrower concerning this credit; (b) replace any prior oral or written agreements between Lender and Borrower concerning this credit; and (c) are intended by Lender and Borrower as the final, complete and exclusive statement of the terms agreed to by them. In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail. If any provision of this Agreement is deemed invalid by reason of law, this Agreement will be construed as not containing such provision and the remainder of the Agreement shall remain in full force and effect. Lender retains all of its rights, even if it makes an Advance after a default. If Lender waives a default, it may enforce a later default. Any consent or waiver under, or amendment of, this Agreement must be in writing, and no such consent, waiver, or amendment shall imply any obligation by Lender to make any subsequent consent, waiver, or amendment. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA. THE PARTIES HERETO AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER RELATED DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF SANTA CLARA, CALIFORNIA, OR, AT THE SOLE OPTION OF LENDER, IN ANY OTHER COURT IN WHICH LENDER SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS JURISDICTION OVER THE SUBJECT MATTER AND PARTIES IN CONTROVERSY. EACH PARTY HERETO WAIVES ANY RIGHT TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION AND STIPULATES THAT THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF SANTA CLARA, CALIFORNIA SHALL HAVE IN PERSONAM JURISDICTION AND VENUE OVER EACH SUCH PARTY FOR THE PURPOSE OF LITIGATING ANY SUCH DISPUTE, CONTROVERSY, OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, OR ANY OTHER RELATED DOCUMENTS. SERVICE OF PROCESS SUFFICIENT FOR PERSONAL JURISDICTION IN ANY ACTION AGAINST THE BORROWER MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO ITS ADDRESS SPECIFIED FOR NOTICES PURSUANT TO SECTION 11.

11.	NOTICES; TELEPHONIC AND TELEFAX AUTHORIZATIONS. All notices shall be given to lender and borrower at the addresses or faxes set forth on the signature page of this agreement and shall be deemed to have been delivered and received: (a) if mailed, three (3) calendar days after deposited in the United States mail, first class, postage pre-paid, (b) one (1) calendar day after deposit with an overnight mail or messenger service; or (c) on the same date of confirmed transmission if sent by hand delivery, telecopy, telefax or telex. Lender may honor telephone or telefax instructions for Advances or repayments given, or purported to be given, by any one of the Authorized Persons. Borrower will indemnify and hold Lender harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions Lender reasonably believes are made by any Authorized Person. This paragraph will survive this Agreement’s termination, and will benefit Lender and its officers, employees, and agents.

12.	DEFINITIONS AND CONSTRUCTION.

12.1	Definitions. In this Agreement:

“Account Balance” means at any time the aggregate of the Advances outstanding as reflected on the records maintained by Lender, together with any past due Finance Charges thereon.

“Account Debtor” has the meaning in the California Uniform Commercial Code and includes any person liable on any Receivable, including without limitation, any guarantor of any Receivable and any issuer of a letter of credit or banker’s acceptance assuring payment thereof.

“Adjustments” means all discounts, allowances, disputes, offsets, defenses, rights of recoupment, rights of return, warranty claims, or short payments, asserted by or on behalf of any Account Debtor with respect to any Receivable.

“Advance” means an advance made by Lender to Borrower under this Agreement.

“Advance Rate” means 80% or such greater or lesser percentage as Lender may from time to time establish in its sole discretion upon notice to Borrower, including any adjustment based on Lender’s initial field examination.

“Advance Request” means a writing in form and substance satisfactory to Lender and signed by an Authorized Person requesting an Advance.

“Agreement” means this Business Financing Agreement.

“Affiliate” means, as to any person or entity, any other person or entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, such person or entity.

“Asset Coverage Ratio” means all unrestricted cash and cash equivalents, plus Eligible Receivables, divided by the total amount of the Obligations (other than Obligations which are cash collateralized).

“Authorized Person” means Borrower (if an individual) or any one of the individuals authorized to sign on behalf of the Borrower, and any other individual designated by any one of such authorized signers.

“Borrowing Base” means at any time the sum of (i) the Eligible Receivable Amount multiplied by the applicable Advance Rate, minus (ii) such reserves as Lender may deem proper and necessary from time to time.

“Cash Management Sublimit” means $250,000.

“Collateral” means all of Borrower’s rights and interest in any and all personal property, whether now existing or hereafter acquired or created and wherever located, and all products and proceeds thereof and accessions thereto, including but not limited to the following (collectively, the “Collateral”): (a) all accounts (including health care insurance receivables), chattel paper (including tangible and electronic chattel paper), inventory (including all goods held for sale or lease or to be furnished under a contract for service, and including returns and repossessions), equipment (including all accessions and additions thereto), instruments (including promissory notes), investment property (including securities and securities entitlements), documents (including negotiable documents), deposit accounts, letter of credit rights, money, any commercial tort claim of Borrower which is now or hereafter identified by Borrower or Lender, general intangibles (including payment intangibles but excluding Intellectual Property), goods (including fixtures) and all of Borrower’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records; and (b) any and all cash proceeds and/or noncash proceeds thereof, including without limitation, proceeds of Intellectual Property, insurance proceeds, and all supporting obligations and the security therefore or for any right to payment.

“Collections” means all payments from or on behalf of an Account Debtor with respect to Receivables.

“Compliance Certificate” means a certificate in the form attached as Exhibit A to this Agreement by an Authorized Person that, among other things, the representations and warranties set forth in this Agreement are true and correct as of the date such certificate is delivered.

“Credit Limit” means $4,000,000 (increasing to $7,000,000 after the Term Sheet Milestone), which is intended to be the maximum amount of Advances at any time outstanding.

“Default” means any Event of Default or any event that with notice, lapse of time or otherwise would constitute an Event of Default.

“Deferred Revenue” is all amounts received or invoiced, as appropriate, in advance of performance under contracts and not yet recognized as revenue.

“Effective Tangible Net Worth” means Borrower’s stated stockholders’ equity plus Subordinated Debt less all intangible assets of the Borrower including without limitation goodwill, trademarks, patents, copyrights, and organization expense.

“Eligible Receivable” means a Receivable that satisfies all of the following:

(a)	The Receivable has been created by Borrower in the ordinary course of Borrower’s business and without any obligation on the part of Borrower to render any further performance, other than Deferred Revenue arising from maintenance and service contracts.

(b)	There are no conditions which must be satisfied before Borrower is entitled to receive payment of the Receivable, and the Receivable does not arise from COD sales, consignments or guaranteed sales.

(c)	The Account Debtor upon the Receivable does not claim any defense to payment of the Receivable, whether well founded or otherwise.

(d)	The Receivable is not that portion of Receivables that is subject to, or may be reasonably be expected to be subject to, any counterclaims or offsets against Borrower (including offsets for any “contra accounts” owed by Borrower to the Account Debtor for goods purchased by Borrower or for services performed for Borrower).

(e)	The Receivable represents a genuine obligation of the Account Debtor and to the extent any credit balances exist in favor of the Account Debtor, such credit balances shall be deducted in calculating the Receivable Amount.

(f)	Borrower has sent an invoice to the Account Debtor in the amount of the Receivable.

(g)	Borrower is not prohibited by the laws of the state where the Account Debtor is located from bringing an action in the courts of that state to enforce the Account Debtor’s obligation to pay the Receivable. Borrower has taken all appropriate actions to ensure access to the courts of the state where Account Debtor is located, including, where necessary; the filing of a Notice of Business Activities Report or other similar filing with the applicable state agency or the qualification by Borrower as a foreign corporation authorized to transact business in such state.

(h)	The Receivable is owned by Borrower free of any title defects or any liens or interests of others except the security interest in favor of Lender, and Lender has a perfected, first priority security interest in such Receivable.

(i)	The Account Debtor on the Receivable is not any of the following: (1) an employee, Affiliate, parent or subsidiary of Borrower, or an entity which has common officers or directors with Borrower; (2) the U.S. government or any agency or department of the U.S. government unless previously approved in writing by Lender; (3) any person or entity located in a foreign country unless previously approved in writing by Lender; or (4) an Account Debtor as to which 35% or more of the aggregate dollar amount of all outstanding Receivables owing from such Account Debtor have not been paid within 90 days from invoice date.

(j)	The Receivable is not in default (a Receivable will be considered in default if any of the following occur: (i) the Receivable is not paid within 90 days from its invoice date; (ii) the Account Debtor obligated upon the Receivable suspends business, makes a general assignment for the benefit of creditors, or fails to pay its debts generally as they come due; or (iii) any petition is filed by or against the Account Debtor obligated upon the Receivable under any bankruptcy law or any other law or laws for the relief of debtors).

(k)	The Receivable does not arise from the sale of goods which remain in Borrower’s possession or under Borrower’s control.

(l)	The Receivable is not evidenced by a promissory note or chattel paper, nor is the Account Debtor obligated to Borrower under any other obligation which is evidenced by a promissory note.

(m)	The Receivable is not that portion of Receivables due from an Account Debtor which is in excess of 30% of Borrower’s aggregate dollar amount of all outstanding Receivables.

(n)	The Receivable is otherwise acceptable to Lender.

“Eligible Receivable Amount” means at any time the sum of the Receivable Amounts of the Eligible Receivables.

“Equipment” means equipment and fixtures in which Borrower has an interest.

“Event of Default” has the meaning set forth in Section 7.1.

“Facility Fee” means a payment of an annual fee equal to $30,000 due upon the date of this Agreement and each anniversary thereof so long as any Advance is outstanding or available hereunder.

“Finance Charge” means for each Monthly Period an interest amount equal to the Finance Charge Percentage of the average daily Account Balance outstanding during such Monthly Period.

“Finance Charge Percentage” means a rate per year equal to the Prime Rate plus 2.25 percentage points (decreasing to the Prime Rate plus 1.00 percentage point after the Term Sheet Milestone equity investment or subordinated debt funding occurs), plus an additional 5.00 percentage points during any period that an Event of Default has occurred and is continuing.

“FX Sublimit” means $750,000 in the aggregate together with the Letter of Credit Sublimit.

“Intellectual Property” has the meaning given to such term in Section 5.

“Inventory” means and includes all of Borrower’s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment, arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in Borrower’s business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

“Lender” means Bridge Bank, National Association, and its successors and assigns.

“Letter of Credit” has the meaning set forth in Section 1.9.

“Letter of Credit Obligations” means, at any time, the sum of, without duplication, (i) the maximum amount available to be drawn on all outstanding Letters of Credit issued by Lender or by Lender’s Affiliate for the account of Borrower and (ii) the aggregate amount of all amounts drawn and unreimbursed with respect to Letters of Credit issued by the Lender or by Lender’s Affiliate for the account of Borrower.

“Letter of Credit Sublimit” means $750,000 in the aggregate together with the FX Sublimit.

“Maturity Date” means two years from the date hereof or such earlier date as Lender shall have declared the Obligations immediately due and payable pursuant to Section 7.2.

“Month End” means the last calendar day of each Monthly Period.

“Monthly Period” means each calendar month.

“Obligations” means all liabilities and obligations of Borrower to Lender of any kind or nature, present or future, arising under or in connection with this Agreement or under any other document, instrument or agreement, whether or not evidenced by any note, guarantee or other instrument, whether arising on account or by overdraft, whether direct or indirect (including those acquired by assignment) absolute or contingent, primary or secondary, due or to become due, now owing or hereafter arising, and however acquired; including, without limitation, all Advances, Finance Charges, fees, interest, expenses, professional fees and attorneys’ fees.

“Overadvance” means at any time an amount equal to the greater of (a) the amounts (if any) by which the total amount of the outstanding Advances (including deemed Advances with respect to the FX Sublimit and the Letter of Credit Sublimit and the total amount of the Cash Management Sublimit) exceeds the lesser of the Credit Limit or the Borrowing Base or (b) the amounts (if any) by which the total amount of the outstanding deemed Advances with respect to the FX Sublimit and Letter of Credit Sublimit taken together, or the Cash Management Sublimit) exceeds the applicable Subfacility Maximum.

“Permitted Indebtedness” means:

(a)	Indebtedness under this Agreement or that is otherwise owed to the Lender.

(b)	Indebtedness existing on the date hereof and specifically disclosed on a schedule to this Agreement.

(c)	Purchase money indebtedness (including capital leases) incurred to acquire capital assets in ordinary course of business and not exceeding $500,000 in total principal amount at any time outstanding.

(d)	Other Indebtedness in an aggregate amount not to exceed $150,000 at any time outstanding; provided that such indebtedness is junior in priority (if secured) to the Obligations and provided that the incurrence of such Indebtedness does not otherwise cause and Event of Default hereunder.

(e)	Indebtedness incurred in the refinancing of any indebtedness set forth in (a) through (d) above and (g) below, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon the Borrower.

(f)	Subordinated Debt.

(g)	unsecured trade debt incurred in the ordinary course of business.

(h)	Indebtedness arising from the endorsement of negotiable instruments for deposits or collections or similar transactions in the ordinary course of business.

(i)	Indebtedness of Borrower owed to any subsidiary if incurred in the ordinary course of business, consistent with past practices, and, if requested by Lender, subordinated to the Obligations.

(j)	Indebtedness of Borrower under that certain Loan and Security Agreement, dated as of March 29, 2005, with Lighthouse Capital Partners V, L.P., (as amended from time to time, the “Lighthouse Loan”).

(k)	Indebtedness in addition to that under (a) through (f) above if Lender has previously consented thereto in writing, which consent shall not be unreasonably withheld.

“Permitted Liens” means:

(a)	Liens securing any of the indebtedness described in clauses (a) through (d) of the definition of Permitted Indebtedness.

(b)	Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Lender’s security interests.

(c)	Liens incurred in connection with the extension, renewal or refinancing of the indebtedness described in clause (e) of the definition of Permitted Indebtedness, provided that any extension, renewal or replacement lien shall be limited to the property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

(d)	Liens securing Subordinated Debt.

(e)	Liens securing the Lighthouse Loan.

(f)	Liens to secure payment of worker’s compensation, employment insurance, old age pensions or other social security obligations in the ordinary course of its business.

(g)	license or sublicenses of Intellectual Property granted in the ordinary course of business.

(h)	banker’s Liens, rights of setoff and similar Liens incurred on deposit and securities accounts in the ordinary course of business.

(i)	Liens arising from judgments in circumstances not constituting an Event of Default.

(j)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connections with the importation of goods.

(k)	Liens on insurance proceeds in favor of insurance companies granted solely as security for financed premiums.

(l)	carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings.

(m)	Liens with respect to cash collateral to secure Indebtedness otherwise permitted pursuant to clause (i) of the definition of Permitted Indebtedness.

“Prime Rate” means the greater of 3.25% per year or the variable per annum rate of interest most recently announced by Lender as its “Prime Rate.” Lender may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in Lender’s Prime Rate.

“Receivable Amount” means as to any Receivable, the amount due from the Account Debtor after deducting all discounts, credits, offsets, payments or other deductions of any nature whatsoever, whether or not claimed by the Account Debtor.

“Receivables” means Borrower’s rights to payment arising in the ordinary course of Borrower’s business, including accounts, chattel paper, instruments, contract rights, documents, general intangibles, letters of credit, drafts, and bankers acceptances.

“Subfacility Maximum” means $250,000 as to the Cash Management Sublimit, and $750,000 in the aggregate as to the Letter of Credit and FX Sublimits taken together as a whole.

“Semi-Monthly Period” means the period ending on the first or 15th of each calendar month.

“Subordinated Debt” means indebtedness of Borrower that is expressly subordinated to the indebtedness of Borrower owed to Lender pursuant to a subordination agreement satisfactory in form and substance to Lender.

“Termination Fee” means a payment equal to $35,000.

“Term Sheet Milestone” means the receipt by Borrower of an executed term sheet for at least $15,000,000 of new equity or subordinated debt issued by investors acceptable to Lender with a scheduled closing date no later than January 31, 2011.

12.2	Construction:

(a)	In this Agreement: (i) references to the plural include the singular and to the singular include the plural; (ii) references to any gender include any other gender; (iii) the terms “include” and “including” are not limiting; (iv) the term “or” has the inclusive meaning represented by the phrase “and/or,” (v) unless otherwise specified, section and subsection references are to this Agreement, and (vi) any reference to any statute, law, or regulation shall include all amendments thereto and revisions thereof.

(b)	Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved using any presumption against either Borrower or Lender, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each party hereto and their respective counsel. In case of any ambiguity or uncertainty, this Agreement shall be construed and interpreted according to the ordinary meaning of the words used to accomplish fairly the purposes and intentions of all parties hereto.

(c)	Titles and section headings used in this Agreement are for convenience only and shall not be used in interpreting this Agreement.

13.	JURY TRIAL WAIVER. THE UNDERSIGNED ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES.

14.	JUDICIAL REFERENCE PROVISION.

14.1	In the event the Jury Trial Waiver set forth above is not enforceable, the parties elect to proceed under this Judicial Reference Provision.

14.2

With the exception of the items specified in clause (c), below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between the undersigned parties (collectively in this Section, the “Loan Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Loan Documents, venue for the reference proceeding will be in the state or federal court in the county or district where the real property involved in the action, if any, is located or in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the “Court”).

14.3	The matters that shall not be subject to a reference are the following: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This reference provision does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this reference provision as provided herein.

14.4	The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).

14.5	The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

14.6	The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

14.7	Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

14.8	The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

14.9	If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

14.10	THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

15.	EXECUTION, EFFECTIVENESS, SURVIVAL. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other documents executed in connection herewith constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall become effective upon the execution and delivery hereof by Borrower and Lender and shall continue in full force and effect until the Maturity Date and thereafter so long as any Obligations (other than inchoate indemnity obligations) remain outstanding hereunder. Lender reserves the right to issue press releases, advertisements, and other promotional materials describing any successful outcome of services provided on Borrower’s behalf. Borrower agrees that Lender shall have the right to identify Borrower by name in those materials.

16.	OTHER AGREEMENTS. Any security agreements, liens and/or security interests securing payment of any obligations of Borrower owing to Lender or its Affiliates also secure the Obligations, and are valid and subsisting and are not adversely affected by execution of this Agreement. An Event of Default under this Agreement constitutes a default under other outstanding agreements between Borrower and Lender or its Affiliates.

[Signature page to follow.]

IN WITNESS WHEREOF, Borrower and Lender have executed this Agreement on the day and year above written.

BORROWER: FLUIDIGM CORPORATION		LENDER: BRIDGE BANK, NATIONAL ASSOCIATION

By:	/s/ Gajus V. Worthington	By:	/s/ Chris Hill
Name:	Gajus V. Worthington	Name:	Chris Hill
Title:	CEO	Title:	VP

Address for Notices: 7000 Shoreline Court, Suite 100 South San Francisco, CA 94080 Fax: (650) 871-7152		Address for Notices: 55 Almaden Blvd. San Jose, CA 95113 Fax: (408) 423-8510

Signature page to Business Financing Agreement

Exhibit A

COMPLIANCE CERTIFICATE

TO:	BRIDGE BANK, NATIONAL ASSOCIATION (the “Lender”)

FROM:	FLUIDIGM CORPORATION, a Delaware corporation (the “Borrower”)

The undersigned authorized officers of Fluidigm Corporation hereby certifies that in accordance with the terms and conditions of the Business Financing Agreement between Borrower and Lender (the “Agreement”), (i) the Borrower is in complete compliance for the period ending                                  with all required covenants except as noted below and (ii) all representations and warranties of such Borrower stated in the Agreement are true and correct in all material respects as of the date hereof. Attached herewith are the required documents supporting the above certification. The undersigned officer further certifies that the accompanying financial statements are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except (i) as explained in an accompanying letter or footnotes and (ii) with respect to unaudited financial statements, for the absence of footnotes and subject to year end adjustments.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Consolidated monthly financial statements	Within 30 days of the end of each calendar month	Yes	No

Consolidated and consolidating quarterly financial statements	Within 30 days of the end of each calendar quarter	Yes	No

Compliance Certificate	Within 30 days of the end of each calendar month	Yes	No

A/R & A/P Agings and Borrowing Base Certificate	Prior to or concurrent with the initial Advance and if any Advances outstanding, semi-monthly within 5 days of the 1st and 15th of each month	Yes	No

Consolidated annual financial statements (CPA audited)	Within 180 days of each FYE	Yes	No

10-K, 10-Q, and 8-K reports	Concurrent with SEC filing dates (where applicable)	Yes	No

A/R & Collateral Audit	Prior to the initial Advance and annually thereafter	Yes	No

Draft annual financial projections and budget	At least 30 days before each FYE	Yes	No

Annual financial projections and budget	Within 30 days of each FYE	Yes	No

Comments Regarding Exceptions: See Attached.	BANK USE ONLY

Received by:
Sincerely,		AUTHORIZED SIGNER

FLUIDIGM CORPORATION, a Delaware corporation	Date:

Verified:
SIGNATURE		AUTHORIZED SIGNER

Date:
TITLE

	Compliance Status	Yes	No
DATE